Exhibit 4.66

THE SYMBOL “[*]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

Equity Transfer Contract

January 2024

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Transferor (Party A): Kaifeng Financial Leasing (Hangzhou) Co., Ltd.

Address: [*]

Legal Representative: Zeng Zhen

Transferee (Party B): Tianfu Software Park Co., Ltd.

Address: [*]

Legal Representative: Wan Xiang

(Party A and Party B are hereinafter collectively referred to as the “Parties”)

WHEREAS:

1. Party A, as a civil entity established on March 25, 2013 and legally existing under the laws of China, holds the registered capital of Sichuan Jincheng Consumer Finance Co., Ltd. (the “Company”) of RMB 79.8 million as of the date of this Contract, accounting for 19% of the registered capital of the Company (the “Equity”), has the unified social credit code of [*], and is qualified to execute and perform this Contract;

2. The Company is a legally established and existing limited liability company, with unified social credit code of [*];

3. Party B is an enterprise legally established and existing under the laws of China, with the unified social credit code of [*], and is qualified to execute and perform this Contract;

4. After friendly negotiation between the Parties, Party B plans to acquire all the Equity of the Company held by Party A (the “Transaction”). On such basis, the Parties signed the Project Cooperation Framework Agreement on December 29, 2023, which stipulates the Parties’ transaction intention and the core transaction elements;

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5. In December 2023, the Company was listed on the Southwest United Equity Exchange to solicit investors, and intended to increase capital and shares by a combination of capital reserve conversion and cash injection to increase the registered capital of the Company from RMB 420 million to RMB 1 billion. The Parties understand that the Company will not further increase the capital and shares.

THEREFORE, in accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China, the Implementation Measures for the Administrative Licensing Items Concerning Non-banking Financial Institutions, the Pilot Administrative Measures for Consumer Finance Companies and other relevant laws, regulations and rules, Party A and Party B, following the principles of voluntariness, fairness, and good faith, reach a consensus on matters related to the transfer of the Equity by Party A to Party B through friendly negotiation, and sign this Equity Transfer Contract (this “Contract”) as follows:

Article 1 Definition and Interpretation

Unless otherwise agreed in this Contract, the relevant terms herein shall have the following meanings:

1.1	Transferor (Party A): means Kaifeng Financial Leasing (Hangzhou) Co., Ltd.;

1.2	Transferee (Party B): means Tianfu Software Park Co., Ltd.

1.3	Company: means Sichuan Jincheng Consumer Finance Co., Ltd.

1.4	Pledgee: means Shenzhen Baodechang Investment Co., Ltd.

1.5	Equity: means 19% equity of the Company held by Party A, corresponding to registered capital of the Company of RMB 79.8 million. For the avoidance of doubt, “Equity” herein includes the amount of increased registered capital of the Company to be held by Party A due to the possible conversion by the Company. Specifically, if the Company’s shareholders’ meeting or board of directors approves and decides to implement the conversion, the ratio of the increased registered capital to the original registered capital is hereinafter referred to as the “Conversion Ratio”. The registered capital corresponding to the Equity will be changed to RMB 79.8 million multiplied by the Conversion Ratio after the conversion.

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1.6	Equity Transfer: means the transfer of the Equity held by Party A to Party B.

1.7	Equity Transfer Price: means the consideration that Party A shall receive from Party B for the transfer hereunder.

1.8	Asset Evaluation Report: means the asset evaluation report issued by the asset evaluation agency entrusted by Party B after evaluating the value of all shareholders’ equity of the Company.

1.9	Base Date of Evaluation: means the base date on which the asset evaluation agency entrusted by Party B evaluates the value of shareholders’ equity of the Company and issues the Asset Evaluation Report, namely August 31, 2023.

1.10	Closing Date: means the date on which Party A transfers all the Equity to Party B and the Company completes the procedures for industrial and commercial registration of changes related to the Equity Transfer for all the Equity transferred to Party B.

1.11	Transition Period: means the period from the Base Date of Evaluation (inclusive) to the Closing Date (inclusive).

1.12	Approval Authority: means Sichuan Local Office of National Financial Regulatory Administration and other authorities or other competent authorities that have the authority to approve the Transaction in accordance with laws and regulations.

1.13	Registration Authority: means the Administration for Market Regulation of Chengdu Hi-tech Industrial Development Zone or its parent bodies or other authorities or other competent authorities that have the authority to approve the industrial and commercial registration of changes related to the equity involved in the Transaction in accordance with laws and regulations.

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1.14	Notary Public Office: means the Notary Public Office of Chengdu Hi-tech Industrial Development Zone.

1.15	Framework Agreement: means the Project Cooperation Framework Agreement signed by the Parties on December 29, 2023.

1.16	Equity Transaction Fee: means the total amount of all expenses and fees incurred by the Transferor and/or the Transferee or the Company in connection with the transfer or negotiation, preparation, signing of this Contract and/or any document hereunder, or performance or completion of the transactions hereunder, including the fees and expenses incurred in obtaining necessary or appropriate waivers, consents or approvals from any governmental authority or third party, and the transaction service fees.

1.17	Working Day: means a day other than Saturday, Sunday and public holidays in China.

1.18	China: means the People’s Republic of China (for the purpose of this Contract, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

1.19	Calculation of Period: if any action or measure is to be taken before, during or after a period under this Contract, the base date shall be excluded when the period is calculated. If the last day of the period is a non-business day, the period shall be extended to terminate on the first subsequent business day.

1.20	Currency: means the legal tender of China for all involved in this Contract.

1.21	Including: means including but not limited to.

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Article 2 Equity

2.1	The Equity hereunder shall be the 19% equity of the Company held by Party A, corresponding to registered capital of the Company of RMB 79.8 million.

2.2	Party A shall have made full payment for the registered capital of the Company subscribed by it.

2.3	The sales of the 19% equity of the Company held by Party A is restricted from October 22, 2018 to October 21, 2023, that is, after the lifting of the ban on October 21, 2023, the transfer shall not be subject to the supervision by the Company and National Financial Regulatory Administration or the restriction by other regulatory authorities.

2.4	As of the date of this Contract, except for the 9.49% equity (the “Pledged Equity”) pledged to Shenzhen Baodechang Investment Co., Ltd., there shall been no guarantee or other defects of right of any kind on the Equity, including but not limited to pledge or any other restriction or obligation affecting the Equity Transfer or the exercise of shareholder’ rights on the Equity, nor shall any competent authority have seized, frozen or taken other mandatory measures against the Equity.

2.5	After the Closing Date, the Transferor’s rights and obligations with respect to the Equity shall be transferred to the Transferee.

2.6	The Parties are aware that the Company has recently been increasing capital and shares through the conversion of capital reserves to share capital and public recruitment of investors on the Southwest United Equity Exchange. For the avoidance of doubt, “Equity” herein includes the amount of increased registered capital of the Company to be held by Party A due to the possible conversion by the Company.

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Article 3 Company

3.1	The Company is a legally existing limited liability company with independent corporate capacity.

3.2	The Company has obtained legal approval or permission to operate in accordance with the following:

(1)	Financial License [*] issued by Sichuan Local Office of China Banking and Insurance Regulatory Commission on July 14, 2021;

(2)	Reply of China Banking Regulatory Commission on Approving the Opening of Sichuan Jincheng Consumer Finance Co., Ltd. ([*]) issued by China Banking Regulatory Commission on February 25, 2010;

(3)	Reply on Approval of the Qualification of Sichuan Jincheng Consumer Finance Co., Ltd. to Start Credit Asset Securitization Business ([*]) issued by Sichuan Local Office of China Banking Regulatory Commission on August 11, 2017.

Article 4 Equity Transfer Price and Payment

4.1	Transfer price

The Parties agree that the transfer price of the Equity hereunder shall be RMB [*] per share multiplied by the registered capital of RMB 79,800,000 corresponding to the Equity currently held by Party A, that is, RMB [*] (in words: [*]) shall be the final transfer price under the Transaction. Whether the Company increases capital and shares or not during the performance of this Contract, and whether the amount of registered capital corresponding to the Equity changes or not accordingly, the aforementioned transfer price shall be an immutable and fixed total price.

4.2	Payment method of the transfer price

The Equity Transfer Price hereunder shall be paid as follows: the transfer price shall be notarized and deposited first, and then paid after the transfer procedures are completed. The specific transaction procedures shall be subject to Article 5.2 hereof.

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4.3	Collection account of the Transferor

On the date of this Contract, the Parties shall respectively sign the Notice of Payment with the form and content shown in Annex I (Payment Order I) and Annex II (Payment Order II) hereto. Subject to the agreed terms of payment, the Transferee shall pay the corresponding transfer price to the corresponding collection account in full based on the amount set out in the Notice of Payment in Annex I and Annex II hereto respectively.

Article 5 Closing Matters on Transfer of the Equity

5.1	The Parties agree that this Contract shall be valid only if all of the following conditions are fulfilled or are waived in writing by the relevant parties:

(1)	Party A has sent a notice of Equity Transfer to the other shareholders of the Company, and for each of the other shareholders of the Company, (i) has received a written notice that such shareholders have waived the right of first refusal on the Equity; or (ii) has not received any notice that such shareholders have requested exercising the right of first refusal on the Equity within 30 days from the date of the notice of Equity Transfer sent by Party A;

(2)	The shareholders’ meeting of the Company has made a resolution to approve the Transaction.

5.2	Steps for transferring the Equity

(1)	Facilitate the fulfillment of the conditions stipulated in Article 5.1 hereof. Party A shall make commercially reasonable efforts to urge the Company to hold a shareholders’ meeting to approve the Transaction before February 28, 2024, and obtain the relevant documents related to the effective requirements in Article 5.1 hereof. Party B shall actively cooperate with the Company in providing the necessary materials to prepare for making proposals at the shareholders’ meeting and its board meeting, so that the relevant meeting can be held successfully.

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(2)	Sign a deposit agreement. Party A and Party B shall, as soon as possible after the signing of this Contract, but no later than the date following the fulfillment of the conditions stipulated in Article 5.1 hereof, sign a notarization and deposit agreement with the Notary Public Office selected by Party B. The relevant deposit fees shall be borne by Party B, and the Parties shall cooperate in handling the relevant deposit procedures as required by the Notary Public Office.

(3)	Deposit part of the Equity Transfer Price. Party B shall pay the Equity Transfer Price of RMB [*] (in words: [*]) (the “Deposit Price”) to the Notary Public Office for deposit within 5 days after the shareholders’ meeting of the Company makes a resolution approving the Transaction, and then the Notary Public Office shall be responsible for payment of the price according to the terms of the deposit agreement.

(4)	Discharge the equity pledge. Party A shall, within 10 Working Days after receiving the notice from the Notary Public Office that Party B has paid the Deposit Price to the Notary Public Office in accordance with the provisions of Article 5.2(3), urge the Pledgee to cancel the registration of equity pledge on the pledged equity.

(5)	Obtain the approval of the Approval Authority for the Transaction. The Parties shall make every effort to urge the Company to submit the approval materials related to the Transaction to the Approval Authority within 5 days after the Pledgee cancels the registration of equity pledge on the pledged equity, and obtain the approval of the Approval Authority as soon as possible.

(6)	Complete closing and industrial and commercial registration of changes. Subject to cancellation of the registration of equity pledge by the Pledgee, the Parties shall cooperate with and urge the Company to transfer all the Equity to Party B within 10 Working Days after obtaining the approval of the Approval Authority for the Transaction.

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(7)	Make payment. Party B shall notify the Notary Public Office of payment of the Deposit Price to the corresponding collection account within 5 days after the Closing Date in accordance with the Notice of Payment shown in Annex I; at the same time, Party B shall, within 5 days after the Closing Date, pay the remaining Equity Transfer Price (i.e., RMB 31,320,000, in words RMB Thirty-one Million Three Hundred and Twenty Thousand) to the corresponding collection account in accordance with the Notice of Payment shown in Annex II. Party A confirms that Party B shall be deemed to have paid the full transaction amount to Party A upon completion of the relevant payment in accordance with the aforementioned Notice of Payment.

(8)	Provide filing certificate. The Parties shall urge the Company, as soon as practicable after the Closing Date, to provide Party B with the filing certificate issued by the Administration for Market Regulation of Chengdu Hi-tech Industrial Development Zone stating that 19% equity of the Company is held by Party B and the new articles of association of the Company meets Article 8 of this Contract.

5.3	In the process of reporting the Equity Transfer to the Approval Authority and/or registering the changes industrially and commercially, either party and/or the Company shall have the right to request the other party to provide the required relevant application materials, perform or assist in performing the relevant reporting obligations, and provide other reasonable and necessary assistance. The other party shall use its best reasonable efforts to satisfy such request of the requesting party and/or the Company, provide the requested materials within 3 Working Days after the other party receives such request from the requesting party and/or the Company, and agree to cooperate in handling requests and inquiries from the Approval Authority and issue specific documents required by the Approval Authority and/or the Registration Authority to ensure that other reasonably necessary assistance is provided within a reasonable time, so that the purpose of this Contract can be achieved.

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Article 6 Transition Period Arrangement

6.1	The Base Date of Evaluation and ownership of dividend rights for 2023 are as follows:

(1)	Since the Company has not made dividend arrangement for 2023, after the signing of this Contract, Party A shall enjoy any dividend attributable to the Equity during the period from January 1, 2023 to December 31, 2023; Party B shall enjoy any dividend attributable to the Equity during the period from January 1, 2024 to the Closing Date. If the Transaction has been completed when the Company holds a board meeting/shareholders’ meeting to consider the dividends attributable to the Equity from January 1, 2023 to December 31, 2023, Party B shall obtain the consent of Party A before the board of directors and/or shareholders’ meeting of the Company vote on the aforesaid dividends, and vote according to the content agreed by Party A. If the Transaction has not been completed when the Company holds a board meeting/shareholders’ meeting to consider the dividends attributable to the Equity from January 1, 2024 to the Closing Date, Party A shall obtain the consent of Party B before the board of directors and/or shareholders’ meeting of the Company vote on the aforesaid dividends, and vote according to the content agreed by Party B. Party A and Party B shall transfer the dividends paid by the Company in accordance with the aforesaid principles.

(2)	Except as previously agreed, the normal operating profits and losses of the Company during and after the Transition Period shall be enjoyed and borne by Party B.

6.2	During the Transition Period hereunder, Party A shall have the obligation of kind management to the Company and its equity. Party A shall promote the normal operation of the Company. Party A shall promptly notify Party B of any material adverse impact caused by the Company and urge the Company to properly deal with it. Party A and Party B confirm that during the period from the signing of this Contract to the Closing Date, if Party A, as a shareholder of the Company, intends to exercise its voting rights on matters other than the dividends attributable to the Equity from January 1, 2023 to December 31, 2023, it shall notify Party B in advance and synchronize the voting results with Party B, provided, however, that Party A’s exercise of voting rights shall not violate the Equity Transfer arrangement and the provisions hereof, nor shall it impair Party B’s relevant rights and interests after Party B becomes a shareholder of the Company.

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Article 7 Payment of Equity Transaction Fee

7.1	Taxes and fees to be paid by the Parties in the process of transaction of the Equity hereunder shall be borne and paid by each party in accordance with laws and regulations.

Article 8 Inheritance of Shareholder’s Rights of Party A

8.1	After the Closing Date, Party B shall have the right to inherit the rights enjoyed by Party A in the Company and its articles of association, including but not limited to the independent nomination of one director.

8.2	The Parties agree that the articles of association of the Company submitted by the Company at the time of the industrial and commercial registration of the changes corresponding to the Equity Transfer and in force after the Closing Date shall be consistent with the arrangements set out in Article 8.

Article 9 Representations and Warranties of Party A

9.1	Party A warrants that it has all the rights, shareholder authorizations and approvals necessary to sign this Contract and has all the rights, authorizations and approvals necessary to fully perform its obligations hereunder from the date of establishment hereof.

9.2	Party A warrants to provide all the materials related to the Equity according to the material list provided by Party B within its knowledge and without reservation upon signing of this Contract. Party A undertakes that all due diligence materials and information already provided and to be subsequently provided to Party B (including but not limited to materials on the ownership of the Equity and defects of right, etc.) are true, legal and complete without concealment.

9.3	Except for the disclosed equity pledge and other provisions regarding the Equity in the agreement signed by Party A, Baodechang and Henan Shiwei Data Technology Co., Ltd. (collectively the “Prior Equity Arrangement”), Party A warrants that, prior to the signing of this Contract, Party A has not signed any form of legal documents with any third party, nor has it taken any other way permitted by law to dispose of the Equity in any form, including but not limited to transfer, pledge, escrow or assignment of all or part of the rights attached to the Equity.

9.4	Except for the disclosed Prior Equity Arrangement, Party A ensures that the Equity can be legally transferred, that there are no circumstances restricting the transfer such as seizure, freezing, holding entrustment, etc., that there will be no new encumbrance or defects of right affecting the transfer of the Equity after the signing of this Contract, and that it will coordinate to obtain the written proof materials issued by the Pledgee agreeing to the Transaction and agreeing to cooperate in discharging the equity pledge, the resolution of the Company’s shareholders’ meeting agreeing to the transfer of the equity and the written documents of other shareholders giving up the right of first refusal under the same conditions.

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Article 10 Representations and Warranties of Party B

10.1	Party B warrants that it has all the rights, authorizations and approvals necessary to sign this Contract and has all the rights, authorizations and approvals necessary to fully perform its obligations hereunder from the date of establishment hereof.

10.2	Party B warrants that the funds used to pay the Equity Transfer Price are from legitimate sources.

10.3	Party B warrants that at the time of signing this Contract, it shall meet the qualifications of non-financial general investors of consumer finance companies as required by the following effective regulatory provisions: the net assets at the end of the most recent fiscal year being not less than 30% of the total assets; good financial position, and profitable in the last 2 consecutive fiscal years; good reputation, good social reputation, integrity record and tax payment record, no major illegal business records in the last 2 years; the investment funds being self-owned funds, not non-self-owned funds such as entrusted funds and debt funds; the balance of equity investment in principle not exceeding 50% of the net assets of the enterprise (including the amount of the investment).

Article 11 Liability for Breach

11.1	If Party B fails to pay the transfer price in full within the time limit agreed herein for reasons other than breach by Party A, it shall pay Party A liquidated damages for overdue payment, which shall be five ten thousandth per day of the price payable during the delay in payment. If Party A fails to transfer the Equity as agreed herein for reasons other than breach by Party B, it shall pay Party B liquidated damages for the delayed registration of the transfer, which shall be five ten thousandth per day of the Equity Transfer Price hereunder during the delay in registration.

11.2	Except as stipulated in Article 11.1, if there is a specific performance time stipulated herein, the obligor shall complete the performance as agreed herein; otherwise, it shall be deemed as a breach, and the breaching party shall pay the non-breaching party liquidated damages, which shall be five ten thousandth per day of the Equity Transfer Price hereunder during the delay in performance.

11.3	After this Contract comes into force, either party shall be deemed to be in breach of this Contract by any of the following acts:

(1)	Failing to perform any of its obligations or undertakings under this Contract in a timely and complete manner;

(2)	Making untrue, inaccurate or incomplete representations and warranties hereunder.

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11.4	Upon the occurrence of any breach under this Contract, the breaching party shall, upon receipt of the written notice from the non-breaching party requesting it to correct the breach or take remedial measures, immediately correct the breach or take effective remedial measures within a reasonable period specified in the notice so as to prevent the non-breaching party from suffering losses. If the breaching party fails to correct the breach or take effective remedial measures within the reasonable period proposed by the non-breaching party, and the legitimate interests of the non-breaching party are damaged, the non-breaching party shall have the right to take one or more of the following remedial measures to safeguard its legitimate rights and interests:

(1)	Suspend performance of its obligations temporarily and resume performance of its obligations after the event of default and its effects are eliminated;

(2)	Perform as agreed if the liability for breach is expressly stipulated herein, or require the breaching party to pay liquidated damages equal to 10% of the transfer price in one lump sum if the liability for breach is not expressly stipulated, and recover the full amount from the breaching party if it is insufficient to make up for the loss of the non-breaching party.

11.5	In case of breach under any circumstances, the breaching party shall, in addition to being liable for breach to the non-breaching party as agreed herein, also bear the legal costs, attorney’s fees, notary fees, travel expenses and other expenses incurred by the non-breaching party in asserting its rights.

Article 12 Modification and Termination

12.1	The Parties may modify or terminate this Contract upon consensus.

12.2	Either party may terminate this Contract under any of the following circumstances:

(1)	The purpose of this Contract cannot be achieved due to force majeure or any reason not attributable to either party;

(2)	The other party loses the ability to perform this Contract or either party fails to perform this Contract more than 20 days after the time limit for performance set herein;

(3)	The purpose of this Contract cannot be achieved as a result of serious breach by the other party;

(4)	The other party can unilaterally terminate this Contract as described herein (if either party maliciously causes the fulfillment of conditions for unilateral termination of this Contract through its own breach, it shall be deemed that the conditions for termination of contract are not fulfilled).

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12.3	Party A shall have the right to unilaterally terminate this Contract under the following circumstances: if the Equity Transfer is not approved by the external banking supervision authority before April 20, 2024 (except for reasons attributable to Party A), Party A shall have the right to unilaterally terminate this Contract and the Framework Agreement from April 20, 2024. This Contract and the Framework Agreement shall terminate on the date on which Party A sends the written notice of termination to Party B. If Party A chooses to terminate this Contract and the Framework Agreement under the foregoing circumstances, the Parties shall not hold each other liable for breach. If the Transaction is not approved because during the review process, the external regulatory body considers that Party B does not meet the qualifications of non-financial general investors of consumer finance companies as agreed herein or other financial regulatory requirements, and Party A chooses not to terminate this Contract, Party B shall, within 50 days upon receipt of the first notice from the Approval Authority and the Company, correct the qualifications or replace with a qualified affiliated company and obtain the approval from the Approval Authority for the new company with respect to the Transaction; otherwise, Party B shall be deemed to be in breach of this Contract and shall pay Party A or Party A’s designated entity liquidated damages equal to 10% of the Equity Transfer Price. If the Approval Authority approves the Equity Transfer within the 50 days for correction, the Parties shall actively perform their obligations to facilitate the closing before August 15, 2024.

12.4	If the closing is not completed before August 15, 2024, Party A shall have the right to unilaterally terminate this Contract and the Framework Agreement. If the closing is not fully completed due to Party A or Party B, the breaching party shall bear the corresponding liability for breach as agreed herein. If this Contract is terminated in accordance with laws or provisions hereof, the Parties shall exercise relevant rights and perform relevant obligations in accordance with relevant laws or provisions hereof. For the part that has been performed, the Parties shall make the settlement as agreed, and for the part that has not been performed, the Parties shall not continue the performance. The Parties agree that after the termination of this Contract, Party B may unilaterally notify the Notary Public Office of returning the remaining deposit amount to Party B.

12.5	This Contract shall be terminated in writing. Upon termination hereof, the effect of termination shall be subject to the Civil Code of the People’s Republic of China and other relevant provisions of Chinese laws, and the relevant payment shall be subject to provisions hereof. Article 7 (Payment of Equity Transaction Fee), Article 11 (Liability for Breach), Article 12 (Modification and Termination), Article 13 (Governing Law and Dispute Resolution), Article 14 (Confidentiality), Article 15 (Notice), Article 16 (Effectiveness), Article 17 (Miscellaneous) and other provisions of this Contract involving liability for breach and confidentiality obligation shall survive the termination hereof.

Article 13 Governing Law and Dispute Resolution

13.1	This Contract and the equity transaction shall be governed by the laws of the People’s Republic of China.

13.2	Any dispute between the Parties concerning the interpretation or performance of this Contract shall be settled by the Parties through negotiation. If no settlement can be reached through negotiation, either party shall have the right to bring a suit to the people’s court with jurisdiction in the place where the Company is located.

Article 14 Confidentiality

14.1	Whether or not any transaction or cooperation in connection with this Contract is realized or completed, neither party shall disclose this Contract or information in connection with this Contract to any unrelated third party without the express prior written consent of the other party, other than its attorneys or other advisors who have agreed to be bound by this confidentiality clause.

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Article 15 Notice

15.1	In the course of the performance of this Contract, the relevant notices shall be in writing and sent in one or more of the following ways, the effective date of service shall be: (1) the date of receipt in the case of direct service; (2) the date of sending the E-mail in the case of sending by E-mail; (3) the third Working Day after delivery to the express service company or such earlier date as the express service company may confirm in writing to the sender in the case of express delivery.

All notices, requests and other communications shall be sent to the following addresses:

Party A: Kaifeng Financial Leasing (Hangzhou) Co., Ltd.

Address: [*]

Postal Code: [*]

E-mail Address/Tel.: [*]

Contact: [*]

Party B: Tianfu Software Park Co., Ltd.

Address: [*]

Postal Code: [*]

E-mail Address/Tel.: [*]

Contact: [*]

Article 16 Effectiveness

16.1	This Contract is a contract subject to effective conditions. This Contract shall be established on the date when the legal representatives or authorized representatives of the Parties sign and affix the official seal of the company and shall come into effect on the date when the effective conditions set forth herein are fulfilled. During the period when this Contract is established but not effective, this Contract shall be in the waiting period for performance, during which neither party shall terminate or rescind this Contract without cause; otherwise, the breach clause stipulated in this Contract shall apply, without affecting the performance of the obligations for the exclusivity period stipulated in the Framework Agreement.

Article 17 Miscellaneous

17.1	Any modification or supplement to this Contract shall be made by the Parties in writing and shall be annexed to this Contract. The annexes to this Contract shall have the same legal effect as this Contract.

17.2	In case of any inconsistency between this Contract and the Framework Agreement, provisions hereof shall prevail. In case of no provisions hereof, provision of the Framework Agreement shall still be followed.

17.3	The Equity Transfer Agreement (industrial and commercial version) signed by the Parties for the purpose of industrial and commercial registration of changes is only for the industrial and commercial registration of changes. The rights and obligations of the Parties based on the Transaction shall be subject only to the provisions hereof.

17.4	This Contract is made in ten copies, with each party holding two copies, and the remaining copies used for the approval and registration of the equity transaction.

(End of body text)

Date of signing: January 31, 2024

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(Signature page of the Equity Transfer Contract)

Transferor (Party A): Kaifeng Financial Leasing (Hangzhou) Co., Ltd.

(Seal)

Legal or Authorized Representative (signature): /s/ ZENG Zhen

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(Signature page of the Equity Transfer Contract)

Transferee: Tianfu Software Park Co., Ltd.

(Seal)

Legal or Authorized Representative (signature): /s/ WAN Xiang

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